Exhibit 99.1

Press Release

HOUSTON, September 28, 2012

Atwood Oceanics, Inc. Announces Management Changes

ATWOOD OCEANICS INC. (NYSE: ATW) announced today that Glen Kelley, Senior Vice President, Marketing and Business Development, will step down from his current position effective January 1, 2013 and will retire from the Company effective December 31, 2013.

Mr. Kelley began his career with Atwood in 1974 and over his period of service held a number of business development and administration positions until assuming his current role in 2004. He holds a Bachelor of Business Administration degree from the University of Texas.

Rob Saltiel, Atwood’s President and Chief Executive Officer, commented, “On behalf of the Board and Atwood’s management team, I want to thank Glen for his many contributions over his long and distinguished career with Atwood. Glen has demonstrated outstanding commercial leadership and spearheaded Atwood’s marketing and business development activities with vigor, integrity and skill. Glen’s dedication and outstanding service have strengthened the Company’s market position and reputation through the development of key client relationships. The entire Atwood team wishes Glen the very best as he transitions to retirement.”

Separately, effective October 1, 2012, Atwood’s Board of Directors appointed Geoff Wagner, currently Director, Marketing and Business Development, as Vice President, Marketing and Business Development. Upon Mr. Kelley’s resignation from his current position in January, Mr. Wagner will assume worldwide leadership of Atwood’s marketing and business development activities and organization.

Mr. Wagner joined Atwood in March 2010 after holding various positions in corporate planning, marketing and operations management at Transocean and ExxonMobil. Mr. Wagner holds a Bachelor of Science degree in Marine Engineering and Nautical Science from the U.S. Merchant Marine Academy and a Master of Business Administration degree from Rice University.

“Geoff has demonstrated his ability to lead Atwood’s worldwide marketing and business development efforts through his client responsiveness, commercial acumen and high energy level,” said Mr. Saltiel. “I have every confidence that Geoff will be successful in his new role and will continue Atwood’s expansion of our client base and our worldwide market presence.”

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 11 mobile offshore drilling units and is constructing three ultra-deepwater drillships and two high-specification jackups. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol “ATW.”

Contact: Mark L. Mey

(281) 749-7902